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                                                                      EXHIBIT 12

 OLIN CORPORATION COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

                                                 YEARS ENDED DECEMBER 31,
                                                 -----------------------------
                 (IN MILLIONS)                   1993   1992  1991  1990  1989
                                                 -----  ----  ----  ----  ----
Earnings:
Income (loss) before taxes...................... $(150) $ 88  $(25) $116  $192
Add (deduct):
 Income taxes of 50% owned affiliates...........     3     1     3    (4)    1
 Equity in (earnings) loss of less than 50%          4     5    --    (5)   (2)
owned affiliates................................
 Dividends received from less than 50% owned        --    --    --     1    --
affiliates......................................
 Interest capitalized, net of amortization......    (1)   (4)   (1)   (2)   --
 Fixed charges as described below...............    56    58    63    72    73
                                                 -----  ----  ----  ----  ----
  Total......................................... $ (88) $148  $ 40  $178  $264
                                                 =====  ====  ====  ====  ====
Fixed charges:
 Interest expense............................... $  41  $ 45  $ 50  $ 57  $ 59
 Estimated interest factor in rent expense......    15    13    13    15    14
                                                 -----  ----  ----  ----  ----
  Total......................................... $  56  $ 58  $ 63  $ 72  $ 73
                                                 =====  ====  ====  ====  ====
Ratio of earnings to fixed charges (a)..........   --    2.6   0.6   2.5   3.6
                                                 =====  ====  ====  ====  ====
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(a) In the twelve months ended December 31, 1993 and December 31, 1991, earnings were inadequate to cover fixed charges by $144 million and $23 million, respectively. In the 1993 fourth quarter, the Company recorded an after-tax charge of $132 million for personnel reductions, business restructurings involving consolidations and re-alignments within divisions, costs at sites of discontinued businesses, future environmental liabilities, and other charges. In 1991, the Company recorded an after-tax charge of $80 million to cover losses on the disposition and write-down of certain businesses and costs of personnel reductions.